Exhibit 10.2

AMENDED AND RESTATED GOVERNANCE AGREEMENT

This AMENDED AND RESTATED GOVERNANCE AGREEMENT (this “Agreement”), dated as of May 21, 2009, is made by and among GMAC LLC, a Delaware limited liability company (the “Company”), FIM Holdings LLC, a Delaware limited liability company (“FIM”), GM Finance Co. Holdings LLC, a Delaware limited liability company (“GM”), the United States Department of the Treasury (the “Treasury”) and any person who after the date hereof executes a joinder to this Agreement substantially in the form attached hereto as Exhibit A.

WHEREAS, each of FIM and GM owns Common Membership Interests in the Company as defined in and pursuant to that certain Fifth Amended and Restated Limited Liability Company Operating Agreement of the Company, dated as of May 21, 2009 (the “LLC Agreement”);

WHEREAS, GM intends to transfer Membership Interests held by it to two trusts, one to hold the Common Membership Interests purchased by GM on January 16, 2009, (the “UST Trust”), and the second to hold other Common Membership Interests (the “GM Trust”);

WHEREAS, each of FIM, GM, the Company and GM Preferred are party to that certain letter agreement (the “Letter Agreement”), dated as of December 29, 2008, in which the parties thereto set forth their mutual understanding with the Treasury with respect to the composition of the board of managers of the Company (the “Board”) relating to the Company’s participation in the Treasury’s Troubled Asset Relief Program established under the Emergency Economic Stabilization Act of 2008 and the Company’s application to become a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended;

WHEREAS, in furtherance of the Letter Agreement, the parties hereto entered into the Governance Agreement on January 16, 2009, as amended by Amendment No. 1, dated as of March 24, 2009, and Amendment No. 2, dated as of May 21, 2009 (the “Original Agreement”); and

WHEREAS, the parties hereto desire to amend and restate the Original Agreement as hereinafter set forth to establish the composition of the Board effective from and after the date hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1. Defined Terms. Capitalized terms used, but not defined, herein shall have the meanings set forth in the LLC Agreement.

2. Interim Board of Managers. Until the earlier of (i) such time as the Treasury has notified the Company and the other parties to this Agreement in writing of the Treasury’s selection and designation of representatives to the Board of Managers pursuant to Section 3 and such members of the Board of Managers shall have been appointed in accordance with the LLC Agreement and herewith (such date, the “Specified Actions Date”) and (ii) May

22, 2009 (the “Outside Date” and the earlier to occur of the Outside Date and the Specified Actions Date, the “Interim End Date”):

(a) the authorized number of Managers constituting the Board shall be seven (which number may not be increased or decreased);

(b) each of FIM and GM and any party that executes a joinder to this Agreement (including the trustee of the UST Trust (the “Trustee”)) pursuant to Section 4(j) shall vote or shall cause to be voted (including causing the trustee(s) of any trust formed by any party to hold Common Membership Interests of the Company to vote in accordance with this Agreement, which, in the case of GM with respect to so causing the trustee(s), shall be satisfied by the actions required to be taken by GM pursuant to the last sentence of Section 4(j)) all voting interests of the Company over which such party has direct or indirect voting control, and shall take all other necessary or desirable lawful actions within such party’s control (whether in such party’s capacity as a holder of Common Membership Interests, manager, member of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary and desirable lawful actions within its control (including, without limitation, calling special board and Common Holder meetings), so that the Board of Managers is Comprised of the following:

(i) for so long as FIM and Cerberus Capital Management, L.P. and its Affiliates collectively hold at least 5% of the then outstanding Common Membership Interests of the Company, one Manager designated by (1) FIM or, if FIM has transferred more than fifty percent of the Common Membership Interests held by FIM as of the date hereof to its members or otherwise liquidated, then (2) Cerberus Capital Management, L.P. or its Affiliates (together with FIM, the “Cerberus Parties”);

(ii) two Managers designated by the Chief Executive Officer of the Company, who shall be executive officers of the Company;

(iii) the Chief Executive Officer of the Company; and

(iv) the three Independent Managers on the Board of Managers as of the date hereof, unless otherwise agreed by FIM, GM, and Treasury

For the avoidance of doubt, following such time as of the earlier of the Specified Actions Date or the Outside Date shall have taken place, this Section 2 shall no longer be of any force or effect.

3. The Board of Managers. Each of FIM and GM and any party that executes a joinder to this Agreement (including the Trustee or Treasury) pursuant to Section 4(j) shall vote or shall cause to be voted (including causing the trustee(s) of any trust formed by any party to hold Common Membership Interests of the Company to vote in accordance with this Agreement, which, in the case of GM with respect to so causing the trustee(s), shall be satisfied by the actions required to be taken by GM pursuant to the last sentence of Section 4(j)) all voting interests of the Company over which such party has direct or indirect voting control, and shall take all other necessary or desirable lawful actions within such party’s control (whether in such party’s capacity as a holder of Common Membership Interests, manager, member of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary and desirable lawful actions within its control (including, without limitation, calling special board and Common Holder meetings), so that:

(a) Pre-Conversion Date Board Composition. As of and after the Interim End Date and until such time as any of the Company’s Mandatorily Convertible Preferred Membership Interests, Series F, shall have been converted into Common Membership Interests (the “Conversion Date”):

(i) the authorized number of Managers constituting the Board shall be nine (which number may be increased from time to time (by increasing the number of Independent Managers only) by (i) for so long as the Treasury is entitled to designate two Managers pursuant to Section 2(a)(ii)(B) below, a majority vote of the Managers designated pursuant to Sections 2(a)(ii)(A), (B) and (C) (which majority must include at least one designee of the Treasury), (ii) for so long as the Treasury is entitled to designate only one Manager pursuant to Section 2(a)(ii)(B) below, a majority vote of the full Board (which majority must include at least one designee of the Treasury) and (iii) following such time as the Treasury is no longer entitled to designate a Manager pursuant to Section 2(a)(ii)(B) below, a majority of the full Board;

(ii) the following persons shall be elected to the Board:

(A)	for so long as FIM and Cerberus Capital Management, L.P. and its Affiliates collectively hold at least 5% of the then outstanding Common Membership Interests of the Company, one Manager designated by (1) FIM or, if FIM has transferred more than fifty percent of the Common Membership Interests held by FIM as of the date hereof to its members or otherwise liquidated, then (2) Cerberus Capital Management, L.P. or its Affiliates;

(B)	two Managers designated by the Treasury, for so long as the Treasury or the UST Trust holds or has rights in, including as collateral for certain debt obligations of GM to the Treasury, at least 50% of the Common Membership Interests originally deposited into the UST Trust. Thereafter, the Treasury shall be entitled to designate one Manager for so long as the Treasury or the UST Trust holds or has rights in at least 9.9% of the then outstanding Common Membership Interests of the Company;

(C)	the Chief Executive Officer of the Company; and

(D)	five (or such larger amount in accordance with Section 2(a)(i) above) Independent Managers, to be appointed by (i) for so long as the Treasury is entitled to designate two Managers pursuant to Section 2(a)(ii)(B) above a majority vote of the Managers designated pursuant to Sections 2(a)(ii)(A), (B) and (C) (which majority must include at least one designee of the Treasury), (ii) for so long as the Treasury is entitled to designate only one Manager pursuant to Section 2(a)(ii)(B) above, a majority vote of the full Board (which majority must include at least one designee of the Treasury), and (iii) following such time as the Treasury is no longer entitled to designate a Manager pursuant to Section 2(a)(ii)(B) above, a majority vote of the full Board.

(b) Post-Conversion Date Board Composition. As of and after the Conversion Date:

(i) the authorized number of Managers constituting the Board shall be as indicated in the first row of the below table as set forth in the applicable column of the below table;

(ii) the Board shall be comprised of such number of persons from each category indicated in the rows of the below table as set forth in the applicable column of the below table. For the purposes of this table, “Treasury Ownership Percentage” shall mean the percentage of Common Membership Interests held by Treasury, including for purposes of this definition, the common membership interests issued to GM on January 16, 2009 (so long as such common membership interests are held as collateral for the $884 million rights offering loan to GM); “Treasury Designated Managers” shall mean Managers designated by Treasury; “Cerberus Designated Managers” shall mean, for so long as FIM and Cerberus Capital Management, L.P. and its Affiliates collectively hold at least 5% of the then outstanding Common Membership Interests of the Company, one Manager designated by (1) FIM or, if FIM has transferred more than fifty percent of the Common Membership Interests held by FIM as of the date hereof to its members or otherwise liquidated, then (2) Cerberus Capital Management, L.P. or its Affiliates; “Management Designated Managers” shall mean the Chief Executive Officer of the Company and, if more than one, such additional executive officers of the Company who shall be designated by the Chief Executive Officer of the Company; “Independent Managers” shall mean Independent Managers (as defined in the LLC Agreement), to be appointed by a majority vote of the Treasury Designated Managers, the Cerberus Designated Managers and the Management Designated Managers, which majority must include at least one designee of the Treasury.

	Treasury Ownership Percentage
	9.9%- 19.9%	20.0%- 35.5%	35.6%- 49.9%	50.0%- 70.8%	Greater than 70.8%
Total Number of Managers Constituting Board	9	9	9	9	11
Treasury Designated Managers	1	2	3	4	6
Cerberus Designated Managers	1	1	1	1	1
Management Designated Managers	1	1	1	1	1
Independent Managers	6	5	4	3	3

(iii) In any case where the number of Independent Managers on the Board is to be reduced pursuant to clause (ii) above, the Chairman, following discussion with the other Independent Managers and with the concurrence of a majority of the full Board, shall determine which Independent Manager shall be asked to resign from the Board.

4. Miscellaneous.

(a) Removal. Any Manager may be removed from the Board by the Person(s) authorized to designate such Manager for election pursuant to this Agreement (and only by such person);

(b) Vacancies. Any vacancy on the Board created by reason of the death, removal or resignation of a Manager shall be filled by an individual designated by the Person(s) authorized to designate such Manager for election pursuant to this Agreement; provided that in the event the Cerberus Parties no longer are entitled to designate any Managers pursuant to this Agreement, such vacancy shall be filled in the same manner as provided with respect to the designation of an Independent Manager. In the event that the Chief Executive Officer of the Company for any reason ceases to be the Chief Executive Officer of the Company, the parties shall use their commercially reasonable efforts to cause such individual to resign or, in lieu of such resignation, to remove such individual from the Board. The new Chief Executive Officer or interim Chief Executive Officer will become a Manager on the Board upon assuming the responsibilities as Chief Executive Officer or interim Chief Executive Officer, without further action by the Board or the parties hereto.

(c) Chairman. By affirmative vote of a majority of the total number of Managers, the Board shall elect from among the Independent Managers elected pursuant to this Agreement a Chairman of the Board. The Chairman shall serve in such capacity until removed by a majority of the total number of Managers.

(d) Board Observers. Subject to applicable law and stock exchange regulations, (1) for so long as FIM and its Affiliates shall directly or indirectly hold at least 2.5% of the outstanding Common Membership Interests, FIM and its Affiliates shall be entitled to appoint one non-voting observer to the Board and (2) for so long as GM or any of its Affiliates shall directly or indirectly hold at least 2.5% of the outstanding Common Membership Interests, GM and its Affiliates shall be entitled to appoint one non-voting observer to the Board, provided that any Common Interests held by the UST Trust or GM Trust shall not be attributed to GM for the purposes of this Section 4(d). Subject to applicable law and stock exchange regulations, (i) each such non-voting observer shall have the right to attend all meetings of the Board and all committees thereof and (ii) each such non-voting observer shall receive notice of all meetings of the Board and all committees thereof and all written materials and other information (including minutes of meetings) given to Managers in connection with such meetings at the same time such materials and information are given to Managers; provided that prior to permitting any such non-voting observer access to any such meetings or any such materials or other information, such non-voting observer shall be required to execute a customary confidentiality agreement with respect to the use and treatment of confidential information. Notwithstanding the foregoing, the Company shall be permitted to exclude any such non-voting observer from meetings and from receiving certain information if, based on the advice of counsel, such exclusion is necessary to preserve the attorney-client privilege of the Company, provided that to the extent practicable the Company shall provide such non-voting observer advance written notice of any such exclusion.

(e) Preferred Membership Interests. Notwithstanding anything to the contrary herein, the composition of the Board of Managers is subject to the rights of the holders of the Company’s Fixed Rate Cumulative Perpetual Preferred Membership Interests, Series D-1 and Fixed Rate Cumulative Perpetual Preferred Membership Interests, Series D-2.

(f) Amendment and Waiver. The provisions of this Agreement may not be amended, modified, supplemented or terminated, and waivers or consents to departures from the provisions hereof may not be given, without the written consent of the Company and each of the parties hereto.

(g) Termination. This Agreement will automatically terminate and be of no further force or effect immediately upon the earlier to occur of (and to the extent any of the provisions of this Agreement are or have been reflected in the LLC Agreement or any amendments thereto, such provisions will similarly terminate and be of no further force or effect):

(i) when Treasury and the UST Trust collectively cease to hold at least 9.9% of the Common Membership Interests of the Company, including the common membership interests issued to GM on January 16, 2009, (so long as such common membership interests are held as collateral for the $884 million rights offering loan to GM); and

(ii) with respect to any party hereto other than Treasury, including any Person who becomes a party by executing a joinder to this Agreement, when such party and its Affiliates collectively cease to own any Common Membership Interests.

(h) Survival; Conversion of the Company. This Agreement will survive and continue in full force in accordance with its terms in the event of a termination of the LLC Agreement or dissolution of the Company in connection with a Company Conversion, provided that in the event of any such Company Conversion, all references herein to (i) “Common Membership Interests” shall be deemed to refer to “common stock”, (ii) “Board of Managers” shall be deemed to refer to “Board of Directors”, (iii) “Manager” shall be deemed to refer to “Director”, and (iv) any other words applicable to limited liability companies shall be deemed to refer to their comparable words applicable to corporations.

(i) Entire Agreement. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including the Letter Agreement.

(j) Successors and Assigns; Applicability to Trusts. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns (including, for the avoidance of doubt, any successor to the Company as a result of a Company Conversion), provided that (1) no party hereto shall be permitted to assign any of its rights under this Agreement and (2) no party hereto shall be permitted to Transfer any of its Common Membership Interests unless, with respect to this clause (2) only, (a) such Transfer is permitted by the LLC Agreement and (b) except with respect to Transfers of Common Membership Interests in a widely dispersed public offering following the earlier to occur of (A) a Company Conversion and (B) December 29, 2009, prior to such Transfer, such transferee agrees to be fully bound by the terms of this Agreement by executing a joinder to this Agreement substantially in the form attached hereto as Exhibit A. Upon establishment of the UST Trust and the GM Trust, GM hereby agrees to cause each such trust to execute a joinder to this Agreement.

(k) Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

(l) Remedies; Specific Performance. The parties hereto acknowledge that money damages would not be an adequate remedy at law if any party fails to perform in any material respect any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to seek to compel specific performance of the obligations of any other party under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law. Except as otherwise provided by law, a delay or omission by a party hereto in exercising any right or remedy accruing upon any such breach shall not impair the right or remedy or constitute a waiver of or acquiescence in any such breach. No remedy shall be exclusive of any other remedy. All available remedies shall be cumulative. Each member of the Company has entered into this Agreement and the transactions contemplated hereunder on its own volition. Each such member, on behalf of itself, its Affiliates, successors and assigns, if any, hereby specifically renounces, waives and forfeits all rights to seek, bring or maintain any action in any court of law or equity against the Treasury arising in connection with this Agreement or the transactions contemplated hereunder, except in its commercial capacity as a party to this Agreement and participant in the transactions contemplated hereunder.

(m) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and shall be given when delivered personally, sent via a nationally recognized overnight courier or sent via facsimile or e-mail (with hard copy sent to the recipient by reputable overnight courier service, with proper postage prepaid) to the recipient. Such notices, demands and other communications will be sent to the address indicated below:

If to the Company, to:

GMAC LLC

200 Renaissance Center

Detroit, MI 48265

Attention: GMAC Corporate Secretary

Facsimile: (313) 656-6308

with a copy to:

GMAC LLC

200 Renaissance Center

Detroit, MI 48265

Attention: GMAC General Counsel

Facsimile: (313) 656-6124

and

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: David E. Shapiro

Facsimile: (212) 403-2000

If to GM, to:

General Motors Corporation

300 Renaissance Center

Detroit, Michigan 48265

Attention: Jeffrey Braun

Facsimile: (248) 267-2555

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: B. Robbins Kiessling, Philip A. Gelston

Facsimile: (212) 474-3700

If to FIM, to:

c/o Cerberus Capital Management, L.P

299 Park Avenue

New York, NY 10171

Attention: Lenard Tessler, Seth Plattus, Mark Neporent

Facsimile: (212) 750-5212

with a copy to:

Schulte Roth & Zabel

919 Third Avenue

New York NY 10022

Attention: Alan Waldenberg, David Rosewater

Facsimile: (212) 593-5955

If to the Treasury, to:

United States Department of the Treasury

1500 Pennsylvania Avenue, NW, Room 2312

Washington, D.C. 20220

Attention: Chief Counsel Office of Financial Stability

Facsimile: (202) 927-9225

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party.

(n) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE.

(o) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(p) Waiver of Jury Trial. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with the Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

(q) Jurisdiction; Venue; Service of Process. Each party hereto hereby irrevocably and unconditionally (a) agrees that any suit, action or proceeding, at law or equity, arising out of or relating to this Agreement shall only be brought in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable Law exclusive jurisdiction of such suit, action or proceeding is vested in the federal courts, then the United States District Court for the District of Delaware, (b) expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and (c) waives and agrees not to raise (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such suit, action or proceeding. Each party hereto hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction to enforce judgments obtained in any suit, action or proceeding brought pursuant to this Section 4(q).

(r) Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

(s) Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(t) No Control over UST Trust or GM Trust. Each party hereto acknowledges that GM and its Affiliates will have no control over the UST Trust or the GM Trust or the actions taken by the trustees thereof with respect to the subject matter of this Agreement, and will not be able to direct or otherwise influence any such trustee with respect to the subject matter of this Agreement. For all purposes of this Agreement, (i) GM and its Affiliates shall be deemed to not own or control, directly or indirectly, any Membership Interests held by the UST Trust or the GM Trust, and (ii) both the UST Trust and the GM Trust shall be deemed to be not “Affiliates” of GM and GM’s Affiliates.

(u) Initial Public Offering. In connection with an initial Public Offering, the parties hereto shall revisit the terms of this Agreement and work together in good faith to make such modifications as may be reasonably necessary to facilitate such Public Offering and the future governance of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Governance Agreement as of the date first above written.

GMAC LLC

By:	/s/ Robert Hull
Name:	Robert Hull
Title:	Chief Financial Officer

FIM HOLDINGS LLC

By:	Cerberus FIM Investors, LLC, its Managing Member

By:	Cerberus FIM, LLC, its Managing Member

By:	/s/ Seth Plattus
Name:	Seth Plattus
Title:	Managing Director

UNITED STATES DEPARTMENT OF THE TREASURY

By:	/s/ Duane Morse
Name:	Duane Morse
Title:	Chief Risk and Compliance Officer

GM FINANCE CO. HOLDINGS LLC

By:	/s/ Walter Borst
Name:	Walter Borst
Title:	Chief Executive Officer

EXHIBIT A

FORM OF JOINDER

This JOINDER (the “Joinder”) to the Amended and Restated Governance Agreement (the “Agreement”), dated as of May 21, 2009, made by and among GMAC LLC (the “Company”), FIM Holdings LLC, a Delaware limited liability company (“FIM”), GM Finance Co. Holdings LLC, a Delaware limited liability company (“GM”) and United States Department of the Treasury (the “Treasury”), is made and entered into as of                              by and between the Company and                              (“Holder”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.

WHEREAS, Holder has acquired certain Common Membership Interests of the Company (“Holder Interests”), and the Agreement and the Company requires Holder, as a holder of such interests, to become a party to the Agreement, and Holder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1. Agreement to be Bound. Holder hereby agrees that upon execution of this Joinder, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed a party to the Agreement for all purposes thereof.

2. Successors and Assigns. Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and Holder and, except with respect to transferees in a transfer of Holder Interests in a widely dispersed public offering following the earlier to occur of (1) a Company Conversion and (2) December 29, 2009, any subsequent holders of Holder Interests and the respective successors and assigns of each of them, so long as they hold any Holder Interests.

3. Counterparts. This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

4. Notices. For purposes of Section 4(m) of the Agreement, all notices, demands or other communications to the Holder shall be directed to:

[Name]

[Address]

[Facsimile Number]

5. Governing Law. THE AGREEMENT INCLUDING THIS JOINDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE.

EXHIBIT A

6. Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

7. Jurisdiction. Each party hereto hereby irrevocably and unconditionally (a) agrees that any suit, action or proceeding, at law or equity, arising out of or relating to this Joinder shall only be brought in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable Law exclusive jurisdiction of such suit, action or proceeding is vested in the federal courts, then the United States District Court for the District of Delaware, (b) expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and (c) waives and agrees not to raise (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such suit, action or proceeding. Each party hereto hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction to enforce judgments obtained in any suit, action or proceeding brought pursuant to this Section 7.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first above written.

GMAC LLC

By:
Name:
Title:

[HOLDER]

By: